Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Southcoast Financial Corporation

     We consent to the incorporation by reference into this Registration Statement on Form S-8 filed by Southcoast Financial Corporation in connection with registration of 200,000 shares of Southcoast Financial Corporation common stock for issuance pursuant to the Southcoast Financial Corporation 2005 Employee Stock Purchase Plan of our Report dated February 10, 2005, included in Southcoast Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.

s/Elliott Davis, LLC
Elliott Davis, LLC

Columbia, South Carolina
September 8, 2005